UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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KOHL’S CORPORATION

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KOH S 6 Tocsin v Vodka Our Board Protag Update Shamfiok iB Omoukus News A CornMiamUry Conduce Our strategy is de ivering resu ts. In 2021, we: Reported a -time record EPS of $7.33. we ahead of our prior high o S5.S0 In 2018 De ivered an operating margin of 8.6%. exceeding our 2023 arge of 7% to 8 two years ahead of p an Repurchased $1.3 bi ion of shares Given our strong position and future potentia , our Board of Directors: Increased the quarter y dividend by 100%. . which equates to an annua d . deed of $2.00 per share Authorized a $3 bi ion share repurchase program

We are executing a plan to create long-term value.

Kohl's Financial Framework

Sales Growth		Operating Margin		EPS Growth[1]
Low Single Digits %	+	**7% to 8%**	=	**Mid To High Single Digits %**

[1] Mid to high single digits EPS growth off of FY22 base

A robust investment proposition.



KOHL'S

Differentiated Position in Retail

- Evolving to a focused Active and Casual lifestyle concept
- Enhancing omnichannel leadership
- Leveraging strong off-mall footprint



SEPHORA

Compelling Partnerships

- Growing Sephora to a $2bn business
- Acquiring millions of new customers with Amazon
- Leading destination for iconic national brands



Expanding Reach

- Opening 100+ new stores in smaller markets
- Injecting discovery and introducing new initiatives to broaden Kohl's customer outreach

KOHL’S W WE SEE from $&bn in 2021 through newcuMomer . ucm, . Drawing EPS acquisition and converting more More customers to digits Approved a new S3 bi ion share repurchase , . authorization and $‘UN to rcourctutse a feffi t Using date science to dece erate . SI bi ton i 2022 persona—ran and krcai /ation Increedee

KOHL'S

Strategy To Create Value | Our Board | Process Update | Shareholder Resources | News & Commentary | Contact

Our Board is committed to evaluating all opportunities to increase shareholder value.

To ensure maximum value is realized, the Board is reviewing alternatives through an intentional and ongoing dialog with potential bidders. This process is robust and will be measured against the value creation potential of a very attractive standalone plan.

Starting in January, at the direction of the Board of Directors and its Finance Committee, Goldman Sachs has engaged with a number of financial sponsors, strategics and real-estate focused investors regarding a range of potential strategic alternatives involving the Company.

That effort continues and has included:

- Engagement with the parties already publicly expressing interest
- Proactively making outbound calls – engaging with over 20 parties total.

Certain parties have entered into customary confidentiality agreements with the Company and have been provided access to a data room and have received a management presentation led by senior members of the Company's management.

Our Board's approach is robust and intentional and the Board is committed to pursuing the path that it believes will maximize shareholder value.

News & Commentary


KOHL'S BULLISH QUARTER
CNBC

CEO Michelle Gass Discusses Q4 Earnings

CNBC: The Exchange

CNBC


Intraday
$ 102.19
PVH Corp
$ 67.28
STOCKS SLIDE AMID INFLATION CONCERNS AS OIL SOARS

CFO Jill Timm Discusses Kohl's Strategy

Cheddar Closing Bell

cheddar news

INVESTOR INQUIRIES

Mark Rupe, Kohl's
T: (262) 703-1266
mark.rupe@kohls.com

MEDIA INQUIRIES

Jen Johnson, Kohl's
T: (262) 703-5241
jen.johnson@kohls.com

Lex Suvanto, Edelman
T: (646) 775-8337
Lex.Suvanto@edelman.com

KOHL'S

© 2022 Kohl's, Inc. All rights reserved.

|M We are implementing key initiatives to grow our top line. We are rolling out 400 Sephora at Kohl s shops m 2022 and another 250 in 2023 for a total of 850*; we expect to grow the Sephora business to $2 billion We continue to raise the relevancy off our brand portfolio, as we ve introduced Eddie Bauer. Tommy Hilfiger. and Calvin Klein We plan to build more than 100 new small-format stores over the next 4 years n to refreshing our existing store fleet to elevate the overall store environment We are introducing 7.5% rewards on Kohl s Charge purchases in all markets during summer 2022. driving higher sales ar kJ enrollment Continuing Digital growth—we see a path to grow digital sales to $8bn $6bn in 2021 through new customer acquisition and converting more store customers to omnichannel Kohl s strategy is positioning us for robust financial results. Sales Growth Operating Margin EPS Growth Low Single Mid To High Digits % tO Single Digits %

$2.3B I $5.5B+ $1.6B ~$2.5B Investing in & Returning Capital to Shareholders Strengthening the Business $2.00 Annual Dividend in 2022 capex $3B Share Repurchase Authorization $2.5B Hm $1B Share Repurchases in 2022 Differentiated Position in I Compelling Partnerships Expanding Reach Retail B M

A robust investment proposition. Cvoiving to a focused Active and Casual S2bn bsainew Opening 100* new stores in markets Acquiring of new customers with j Amazon initiates to broaden Kohl s customer strong off -mail footprint . acquestion and converting more store Customers Approved a new $3 triton share repurchase . . . . . authorization and plans to repurchase at least n. 2022 personal Increased dividend by 2022

O Out Contact Kohl s Board has the right skills and expertise to create shareholder value. Our recently refreshed Board has the right mix of fresh perspectives, industry and financial expertise and institutional knowledge. As part of our agreement with Macellum following last year s proxy contest, we added three independent directors to the Board, each with retail experience. In total, six new independent directors have joined Kohl s Board in the last three years. These new directors bring highly relevant experience from top roles at leading retail companies including lululemon. Walmart Burlington and Kroger. Importantly, six of our Board members have served as the CEO ol a public company. See below for more information on our directors standing for reelection. A Strong Board with a Diverse Skillset Skin or KiportHo Recently Refreshed and Diverse 12/13 6/13 Directors Are Independent Directors Are Women Average Age Average Tenure 5Years £ Michael J. Bender Peter boneparth Yael Cosset Christine Pay Chuck Flpyd Mighgllg Class Margaret Jenkin? Thpma

Michael J. Bender Peter Bone12arth Yael Cosset Christine Oa)l Chuck Floy.Q Michelle Cass Margaret Jenkins Thomas Kingsbur)l Robbin Mitchell Jonas 0 . Prising John E. Schlifske Adria nne T. ShaQiG Ste12hanie Streeter

Michael J. Bender



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President and Chief Executive Officer of Eyemart Express, LLC

Age 60 | Director since: 2019 | INDEPENDENT

Committees:

- Nominating & ESG (chair effective 2022 Annual Meeting)
- Audit

Other Directorships (within past 5 years):

- Ryman Hospitality Properties, Inc. (2004 to May 2019)

Experience

- **Eyemart Express, LLC, an eyecare retailer:** President and Chief Executive Officer since January 2018; former President from September 2017 to January 2018.
- **Walmart Inc.:** Former Chief Operating Officer of Global eCommerce from 2014 to 2017, following other executive management positions over a five-year period.
- **Cardinal Health, Inc., a global, integrated healthcare services and products company:** Held a number of senior positions over four years.
- **L-Brands, Inc.–Victoria's Secret Stores, an international specialty retailer:** Former Vice President of Store Operations from 1999 to 2002.
- **PepsiCo, Inc.:** 15 years in a variety of sales, finance, and operating roles.

Skills & Qualifications

- **Senior leadership experience:** Mr. Bender has been a senior executive for the past 16 years, including as a Chief Executive Officer for the past four years.
- **Retail or consumer-facing industry experience:** Mr. Bender's career has taken him to several prominent retailers, from Victoria's Secret to Walmart and now to his current role leading Eyemart Express.
- **Finance, accounting, or financial reporting experience:** As President and CEO of Eyemart Express, Mr. Bender has direct oversight of its finance and accounting functions. He has also held several field and HQ-based finance roles focused on financial planning, analysis and competitive strategy. Mr. Bender also chaired the audit committee for several years when he was a board member at Ryman Hospitality Properties.
- **Mergers and acquisitions experience:** Mr. Bender has significant experience with acquisitions, and in particular helped lead the successful integration of Walmart's acquisition of Jet.com, which transformed Walmart's omni-channel presence.
- **Technology, e-commerce, or digital experience:** As former Chief Operating Officer of Global eCommerce at Walmart, Mr. Bender helped bridge the gap between the company's digital and physical capabilities—a set of skills he now deploys at Eyemart Express.
- **Marketing, public relations, or brand management experience:** Mr. Bender held several senior positions at Cardinal Health that included responsibility for marketing efforts to key customers. In his current CEO role, he ultimately oversees all marketing and PR/Communications efforts for Eyemart Express.
- **Operations management experience:** Mr. Bender developed his expertise in optimizing supply chain operations during his 30 years in operational roles—first at PepsiCo, then as Vice President of Store Operations for L-Brands, and finally as Chief Operating Officer of Global eCommerce at Walmart.
- **Human capital, culture, or compensation experience:** As President and CEO of Eyemart Express, Mr. Bender is responsible for shaping and reinforcing the company's customer-focused culture. He also chaired the compensation committee at Ryman Hospitality Properties for several years.

Peter Boneparth



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Former Senior Advisor at The Blackstone Group, LLP

Age 62 | Director since: 2008 | Chair of the Board effective following 2022 Annual Meeting | INDEPENDENT

Committees:

- Compensation
- Finance
- Nominating & ESG

Other Directorships (within past 5 years):

- JetBlue Airways Corporation (since 2008; Chair since May 2020)

Experience

- **The Blackstone Group, LLP, a global investment firm:** Former Senior advisor to a division that advises on the retail industry from February 2018 to August 2021.
- **Irving Place Capital Partners,** a private equity group: Former Senior Advisor from 2009 to 2014.
- **Jones Apparel Group,** a designer and marketer of apparel and footwear: Former President and Chief Executive Officer from 2002 to 2007.

Skills & Qualifications

- **Current or former public company CEO:** Mr. Boneparth was President and CEO of Jones Apparel Group for five years while it was a public company.
- **Senior leadership experience:** In addition to his previous tenure as President and CEO of Jones Apparel Group, Mr. Boneparth has been a senior advisor at two leading investment firms. He also currently serves as Chair of the board at JetBlue Airways.
- **Retail or consumer-facing industry experience:** During his five years leading Jones Apparel Group, Mr. Boneparth expanded its apparel offerings and grew the company through the acquisitions of Maxwell Shoe Company, Gloria Vanderbilt, Barneys New York, and Kasper/Anne Klein. During his tenure, Jones operated approximately 800 retail doors under full-price and off-price channels across all divisions.
- **Finance, accounting, or financial reporting experience:** Mr. Boneparth served for ten years as chair of the audit committee at JetBlue Airways, and currently chairs JetBlue's finance committee.
- **Mergers and acquisitions experience:** Mr. Boneparth has deal expertise spanning more than three decades and over $25 billion in transaction value resulting from his career in law, investment banking and private equity, most recently as a senior advisor to Blackstone, and by leading key acquisitions as CEO of Jones Apparel Group.
- **Marketing, public relations, or brand management experience:** During his five years leading Jones Apparel Group, Mr. Boneparth oversaw the acquisition and development of over a dozen footwear and apparel brands, as well as the marketing and distribution of an extensive portfolio of licensed brands.
- **Operations management experience:** As the former President and CEO of Jones Apparel Group, Mr. Boneparth was responsible for direct oversight of all aspects of its operations, including domestic and international retail and outlet stores, domestic and international wholesale distribution, and digital sales.
- **Human capital, culture, or compensation experience:** Mr. Boneparth oversaw a large domestic and international workforce in his role as President and CEO of Jones Apparel Group.

Yael Cosset Senior Vice President and Chief Information Officer of The Kroger Co. Age | Drector 2020 | INDEPENDENT Committees: Audit Experience , | The Kroger Co. one of the worlds largest food retailers: . Information Officer since February 2019. with assumed responsibility for 8A.51 LLC. a wholly- owned subsidiary of Kroger, as of July 2020: former Global Vice President and Chief Digital Officer Return to Board of Kroger from 2017 to 2019: former Chief Information Officer/Chief Commercial Officer of 84SF LLC from 2015 to 2017. dunnhumby Ltd., a customer data science and consulting services firm: Various senior management positions, including as former Global Chief Information Officer from 2010 to 2015 MicroStrategy Incorporated, a business intelligence and analytics enterprise software company: Various senior management positions from 2000 to 2009. Skills & Qualifications Senior leadership experience: as served in senior executive positions at The Kroger Co. for over five years. Retail or consumer-facing industry experience: i2019. Business Insider named Mr. Cosset one ol ten people transforming retail* for his role m helping Kroger use data to expand its distribution network and introduce “digital shelving” to make grocery shopping more efficient. Mergers and acquisitions experience: Mr. Cosset has significant relevant dea experience m both buyside and sellside transactions including, among other deals. Kroger s sale ol You Technology and dunnhumby s acquisition of KSS Retail, which he helped steer while serving in executive roles at Kroger and dunnhumby. Technology, e-commerce, or digital experience: Mr. Cosset is respons ble for eadrng Kroger s Technology function and digital strategy, which is focused on building Kroger s presence m the marketplace >n digital channels, personalization, and e-commerce. He has significant data analytics and science expertise, both from a technical and commercial perspective, driving monetization of media and insights for Kroger. Operations management experience: At the beginning of his career. Mr. Cosset was an executive business consultant providing insight and direction on market expansion, product launches, and growth strategies for global companies. He also was the CEO of an enterprise software company focused on price optimization solutions.

Christine Day Chief Executive Officer, Executive Chair and Co-Founder of The House of LR&C Age 59 | Director : 2021 INDEPENDENT Committees: . Audit Compensation Experience Return to Board House of LR&C. an apparel wholesaler and direct-to consumer retailer: Executive Officer since March 2021 and Executive Chair and Co-Founder since December 2020. Performance Kitchen (formerly known as LUVO). a food and medicine consumer product goods company: Founder and former Chief Executive Officer from 2014 to December 2020. She also served as a director on the board of directors from 2013 to April 2021. lululemon athletic inc„ a designer, distributor and retailer of athletic apparel: -ormer Director and Chief Executive Officer from 2008 to 2014. Starbucks Corporation: Variety of leadership roles for more than 20 years, including former President. Asia Pacific Croup from 2004 to 2007. Skills & Qualifications Current or former public company CEO: Ms Day served as the CEO of lululemon athletic inc. from 2008 to 2014. Senior leadership experience: in addition to her previous tenures as CEO of LUVO and lululemon athletic inc, Ms Day spent more than 20 years m senior executive positions at Starbucks Corporation. She also currently serves as the Executive Chair and Co-Founder of The House of LR&C. Retail or consumer-facing industry experience: Ms Day has over 30 years in the ret and consumer goods industries including six years with prominent athletic retailer lululemon and her current position with The House of LR&C. Operations management experience: As the former Executive Vice President—Retail Operations at lululemon. Ms Day was responsible for overseeing all retail operations in North American and on an international basis

Chuck Floyd



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Global President of Operations of Hyatt Hotels Corporation

Age 62 | Director since: 2017 | INDEPENDENT

Committees:

- Compensation

Other Directorships (within past 5 years):

- Thayer Ventures Acquisition Corp (since December 2020)
- Playa Hotels and Resorts N.V. (May 2018 to August 2021

Experience

- **Hyatt Hotels Corporation:** Global President of Operations since 2014; former Executive Vice President, Group President—Global Operations Center from 2012 to 2014; former Chief Operating Officer—North America from 2006 to 2012; various other senior positions in a 40-year career with Hyatt, including Executive Vice President—North America Operations, Senior Vice President of Sales, and several managing director and general manager roles.

Skills & Qualifications

- **Senior leadership experience:** Mr. Floyd has served in a senior executive position at Hyatt Hotels, a hospitality company with over 950 locations in 67 countries, for 15 years.
- **Retail or consumer-facing industry experience:** Mr. Floyd's 40-year career with Hyatt Hotels has given him extensive experience in the dynamic hospitality industry.
- **Finance, accounting, or financial reporting experience:** As Hyatt's Global President of Operations, Mr. Floyd oversees a multi-billion dollar budget and has P&L responsibility and accountability of AsiaPacific, Europe/SW Asia and The Americas regions. He has also served on the audit committee of multiple public companies.
- **Mergers and acquisitions experience:** As Chairman of the Board of Thayer Ventures Acquisition Corp., Mr. Floyd led the successful merger with luxury travel brand Inspirato; he has also helped lead the acquisitions and dispositions of many key properties and brands during his time as Global President of Operations of Hyatt Hotels.
- **Technology, e-commerce, or digital experience:** Mr. Floyd oversees Hyatt's information technology resources, worldwide sales organization, and call centers.
- **Marketing, public relations, or brand management experience:** Mr. Floyd was a key contributor in the creation of seven of the hotel brands that are currently offered by Hyatt.
- **Operations management experience:** Mr. Floyd has served in operational roles at Hyatt Hotels for 40 years. Currently, as Hyatt's Global President of Operations, Mr. Floyd is responsible for the successful operation of Hyatt's hotels globally, which includes ensuring operating efficiency in the roll-out of new innovations and unifying Hyatt's global operations.
- **Human capital, culture, or compensation experience:** As Hyatt's former Chief Operating Officer —North America Operations for over six years, Mr. Floyd oversaw various corporate functions, including human resources. He previously served as Chair of Playa Hotel and Resorts' compensation committee.

Michelle Gass



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Chief Executive Officer of Kohl's

Age 54 | Director since: 2018

Committees:

- None

Other Directorships (within past 5 years):

- PepsiCo, Inc. (since 2019)
- Cigna Corporation (2014 to February 2017)

Experience

- **Kohl's:** Chief Executive Officer since May 2018; former Chief Executive Officer-elect from 2017 to 2018; former Chief Merchandising and Customer Officer from 2015 to 2018; former Chief Customer Officer from 2013 to 2015.
- **Starbucks Corporation:** Ms. Gass held a variety of leadership roles across marketing, global strategy, and merchandising for more than 16 years, including President, Starbucks Europe, Middle East and Africa (EMEA) and Executive Vice President, Marketing and Category.
- **Procter and Gamble:** Ms. Gass began her career at Procter and Gamble in product development and brand management.

Skills & Qualifications

- **Current or former public company CEO:** Ms. Gass has been CEO of Kohl's for almost four years.
- **Senior leadership experience:** Ms. Gass has served in senior executive roles at Kohl's for eight years and previously served in senior executive roles at Starbucks for over 12 years.
- **Retail or consumer-facing industry experience:** Ms. Gass has over 30 years of experience in the retail and consumer goods industries, including eight years with Kohl's. The National Retail Federation (NRF) awarded her their most prestigious honor, The Visionary, in 2020. She currently serves on the board of directors for both NRF and the Retail Industry Leaders Association (RILA). Prior to her time at Kohl's, Ms. Gass served on the board of directors for Ann, Inc.
- **Finance, accounting, or financial reporting experience:** Ms. Gass has direct oversight of our finance, accounting, and financial reporting functions, and she also serves on the audit committee of PepsiCo.
- **Technology, e-commerce, or digital experience:** Under Ms. Gass' leadership, Kohl's has embraced technology and e-commerce opportunities to meet evolving customer preferences and drive digital growth.
- **Marketing, public relations, or brand management experience:** Prior to becoming CEO, Ms. Gass led Kohl's merchandising, marketing, public relations and brand management in her roles as Chief Merchandising and Customer Officer. She has led key strategic initiatives such as Active, and forged innovative partnerships with Amazon and Sephora. While at Starbucks, Ms. Gass' initiatives included popularizing the Frappuccino, launching Starbucks loyalty program, and expanding their food platform.
- **Operations management experience:** Ms. Gass has invaluable knowledge of Kohl's operations and strategic opportunities. As President of Starbucks EMEA, Ms. Gass oversaw more than 1,800 Starbucks locations across 30 countries.
- **Human capital, culture, or compensation experience:** Ms. Gass leads a workforce of more than 100,000 associates and has led the evolution of Kohl's culture by embedding it in our strategic framework.

Margaret Jenkins



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Former Senior Vice President, Chief Marketing Officer of Denny's Corporation

Age 70 | Director since: 2021 | INDEPENDENT

Committees:

- Audit

Other Directorships (within past 5 years):

- Citi Trends, Inc. (since October 2017)

Experience

- **Eyemart Express, LLC, an eyecare retailer:** President and Chief Executive Officer since
- **Denny's Corporation:** Former Senior Vice President, Chief Marketing Officer from 2002 to 2007.
- **El Pollo Loco:** Former Chief Marketing Officer from 1999 to 2002.
- **Other:** Prior to 1999, held several management positions at Taco Bell Corp. and PepsiCo. International Foodservice.

Skills & Qualifications

- **Senior leadership experience:** Served in senior executive roles at Denny's Corporation and El Pollo Loco.
- **Retail or consumer-facing industry experience:** Ms. Jenkins has over 30 years of experience in the retail and consumer-facing industry, including her leadership roles at Denny's and El Pollo Loco. She also served as a director of PVH Corp., an international apparel manufacturer and retailer from 2006 to 2014, and she is currently serving on the board of directors of Citi Trends, Inc., a value-priced retailer of apparel, home décor and accessories.
- **Finance, accounting, or financial reporting experience:** Ms. Jenkins serves on the Audit Committee at Citi Trends, Inc.
- **Mergers and acquisitions experience:** As a director of PVH, Ms. Jenkins helped lead the transformative acquisitions of Tommy Hilfiger in 2010 and Warnaco in 2013, ultimately creating one of the largest global branded lifestyle apparel companies.
- **Marketing, public relations, or brand management experience:** Ms. Jenkins served as former Chief Marketing Officer of restaurant corporations Denny's and El Pollo Loco. In addition, her early career in advertising included managing brands, such as McDonald's and Sunny Delight Beverages, as well as the Atlantic Richfield Company (ARCO).
- **Human capital, culture, or compensation experience:** Ms. Jenkins chairs the corporate social responsibility committee at Citi Trends, Inc., which focuses on, among other things, diversity and inclusion initiatives and employee ethics. Ms Jenkins has also served on the compensation committee at Citi Trends, Inc.

Thomas Kingsbury



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Former President and Chief Executive Officer of Burlington Stores, Inc.

Age 69 | Director since: 2021 | INDEPENDENT

Committees:

- Audit
- Finance

Other Directorships (within past 5 years):

- Tractor Supply Company (since November 2017)
- BJ's Wholesale Club Holdings, Inc. (since February 2020)
- Big Lots, Inc. (since May 2020)
- Burlington Stores, Inc. (2008 to February 2020)

Experience

- **Burlington Stores, Inc.:** Former President and Chief Executive Officer from 2008 to September 2019; former board of director from 2008 to February 2020, including Chair from 2014 to September 2019, and Executive Chair from September 2019 to February 2020.
- **Kohl's, Inc.:** Former Senior Executive Vice President – Information Services, E-Commerce, Marketing and Business Development from 2006 to 2008.
- **The May Department Stores Company:** Various management positions from 1976 to 2006, including as former President and Chief Executive Officer of the Filene's division from 2000 to 2006.

Skills & Qualifications

- **Current or former public company CEO:** Mr. Kingsbury was CEO of Burlington Stores, Inc. for 11 years.
- **Senior leadership experience:** Mr. Kingsbury was former President and CEO of the Filene's division of The May Department Stores Company for six years, as well as a former Senior Executive Vice President – Information Services, E-Commerce, Marketing and Business Development at Kohl's for two years.
- **Retail or consumer-facing industry experience:** Mr. Kingsbury has over 40 years of management experience in the retail industry.
- **Technology, e-commerce, or digital experience:** As former Senior Executive Vice President – Information Services, E-Commerce, Marketing and Business Development at Kohl's, Mr. Kingsbury had senior management responsibility for e-commerce.
- **Marketing, public relations, or brand management experience:** As former Senior Executive Vice President – Information Services, E-Commerce, Marketing and Business Development, Mr. Kingsbury had senior management responsibility for marketing.

Robbin Mitchell Senior Advisor at the Boston Consulting Croup Age 57 Director since: 2021 INDEPENDENT Committees: Audit Nominating & ESC Other Directorships (within past 5 years): Piper Sandler Companies (since September 2021) Experience Boston Consulting Croup (8CC). a global management consulting firm: Senior Advisor at BCG. a global management consulting firm, since August 2021. Previously, she served as Partner and Managing Director on the Fashion & Luxury leadership team at BCC since June 2016. Club Monaco, a subsidiary of Ralph Lauren Corporation, a luxury and apparel company: Chief Operating Officer from 2011 to 2015. Ralph Lauren Corporation: Held several executive management positions from 2001 to 2011. including Senior Vice President. Chief of Staff. Senior Vice President Global Business Process Integration and Supply Cham Management and Vice President Wholesale Polo Brand. . Tommy Hilfiger and CFT USA. a designer apparel manufacturer and distributor: Held various senior executive roles in strategy and operations from 1997 to 2000. Other: Prior to her industry operating roles. Ms Mitchell spent nine years working in the consulting and investment banking industries specializing in the retail and apparel sectors including at McKinsey & Co. BCG. and Lehman Brothers

Experience

- **Boston Consulting Group (BCG), a global management consulting firm:** Senior Advisor at BCG, a global management consulting firm, since August 2021. Previously, she served as Partner and Managing Director on the Fashion & Luxury leadership team at BCG since June 2016.
- **Club Monaco, a subsidiary of Ralph Lauren Corporation, a luxury and apparel company:** Chief Operating Officer from 2011 to 2015.
- **Ralph Lauren Corporation:** Held several executive management positions from 2001 to 2011, including Senior Vice President, Chief of Staff, Senior Vice President Global Business Process Integration and Supply Chain Management, and Vice President Wholesale Polo Brand.
- **Tommy Hilfiger and GFT USA, a designer apparel manufacturer and distributor:** Held various senior executive roles in strategy and operations from 1997 to 2000.
- **Other:** Prior to her industry operating roles, Ms. Mitchell spent nine years working in the consulting and investment banking industries specializing in the retail and apparel sectors including at McKinsey & Co, BCG, and Lehman Brothers.

Skills & Qualifications

- **Senior leadership experience:** Having served in senior executive roles at three apparel companies, Ms. Mitchell is now a Senior Advisor in a global management consulting firm, BCG, after serving as a Partner and Managing Director there.
- **Retail or consumer-facing industry experience:** Ms. Mitchell has over 20 years of experience in the apparel industry, and recently served as a member of the Fashion & Luxury leadership team at BCG. She has worked across multiple channels, including retail and e-commerce, and across multiple categories with a focus on apparel, accessories, beauty and home. She also previously served on the board of directors for Reiss, a UK- based fashion brand and international retail store chain.
- **Mergers and acquisitions experience:** Ms. Mitchell has significant M&A experience, having advised private equity firms on a number of sellside and buyside transactions in the fashion and luxury space as a former Partner and current Senior Advisor at BCG.
- **Technology, e-commerce, or digital experience:** As former Chief Operating Officer at Club Monaco, Ms. Mitchell oversaw all retail operations, including worldwide e-commerce and information technology.
- **Marketing, public relations, or brand management experience:** Ms. Mitchell's multi-brand experience bridges from luxury to contemporary fashion segments, including 15 years at Ralph Lauren Corporation.
- **Operations management experience:** Ms. Mitchell has been responsible for various aspects of operations at three major apparel companies, including four years as Chief Operating Officer at Club Monaco, where she oversaw retail and international operations, store communications, e-commerce, merchandising/planning/ allocation, product development, manufacturing, supply chain, real estate, finance and information technology.

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Jonas Prising



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Chair and Chief Executive Officer of ManpowerGroup

Age 57 | Director since: 2015 | INDEPENDENT

Committees:

- Compensation (chair)

Other Directorships (within past 5 years):

- Manpower- Group (since 2014; Chair since 2015)

Experience

- **ManpowerGroup, a leading provider of workforce solutions:** Chair and Chief Executive Officer since December 2015; former Chief Executive Officer from 2014 to December 2015; former President from 2012 to 2014; former President of ManpowerGroup – The Americas from 2009 to 2014; former Executive Vice President from 2006 to 2010.
- **Electrolux, the world's second largest appliance manufacturer:** Various international positions over ten years in the consumer goods and business-to-business divisions, including head of Global Sales and Marketing for a business-to-business division.

Skills & Qualifications

- **Current or former public company CEO:** Mr. Prising has been CEO of ManpowerGroup, a large company with complex operations in 80 countries and territories, for over eight years.
- **Senior leadership experience:** Mr. Prising joined ManpowerGroup in 1999 and held several executive management positions before becoming CEO.
- **Retail or consumer-facing industry experience:** Mr. Prising has over 10 years of international retail and household and commercial appliance product development experience through his work with Electrolux, the world's second largest appliance manufacturer.
- **Finance, accounting, or financial reporting experience:** As President and CEO of ManpowerGroup, Mr. Prising has direct oversight of its finance, accounting, and financial reporting functions.
- **Mergers and acquisitions experience:** Mr. Prising has driven more than 20 acquisitions over the prior 15 years of his career at ManpowerGroup, including most recently ManpowerGroup's acquisition of IT resourcing and services provider ettain group.
- **Technology, e-commerce, or digital experience:** Mr. Prising leads an organization that has embedded technology in the recruitment, assessment, and training of permanent, temporary, and contract workers worldwide.
- **Marketing, public relations, or brand management experience:** As President and CEO of ManpowerGroup, Mr. Prising is directly responsible for fostering a family of brands in the workforce solutions and services industry worldwide.
- **Operations management experience:** Mr. Prising leads a global organization that does business in 75 countries and territories through more than 2,200 offices.
- **Human capital, culture, or compensation experience:** Mr. Prising leads an organization that employs 30,000 full-time equivalent employees, and recruits millions of permanent, temporary, and contract workers on a worldwide basis each year. Due to his years of experience at ManpowerGroup, Mr. Prising is a recognized expert on the labor market and world of work trends.

John E. Schlifske



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Chair, President and Chief Executive Officer of The Northwestern Mutual Life Insurance Company

Age 62 | Director since: 2011 | INDEPENDENT

Committees:

- Finance (chair)
- Nominating & ESG

Experience

- **The Northwestern Mutual Life Insurance Company:** Chair and Chief Executive Officer, President since 2010; former President from 2009 through 2010 and 2013 to 2014; former interim President and Chief Executive Officer of Frank Russell Investment Company (then a subsidiary of The Northwestern Mutual Life Insurance Company) from 2008 to 2009; former Executive Vice President—Investment Products and Services from 2006 through 2008; former Senior Vice President – Investment Products and Services from 2004 through 2006; member of the Board of Trustees since 2009.

Skills & Qualifications

- **Senior leadership experience:** Mr. Schlifske joined The Northwestern Mutual Life Insurance Company in 1987 and held a number of executive management positions before becoming CEO.
- **Retail or consumer-facing industry experience:** Mr. Schlifske leads an organization that offers insurance, annuities, investment products, and comprehensive financial planning directly to consumers through a nationwide network of financial advisors. The company ranks #1 in the industry for market share of individual life insurance. Mr. Schlifske also oversees Northwestern Mutual's independent broker-dealer and its wealth management subsidiary, which is one of the fastest growing in the country.
- **Finance, accounting, or financial reporting experience:** As CEO of Northwestern Mutual, Mr. Schlifske has direct oversight of an organization that is subject to complex financial and regulatory capital and financial reporting requirements, and that maintains the highest financial strength ratings from all four major credit rating agencies. Mr. Schlifske also has extensive investment management expertise, having served in leadership roles managing Northwestern Mutual's general account.
- **Mergers and acquisitions experience:** Mr. Schlifske has participated in more than 40 M&A processes during his time at Northwestern Mutual, including leading multiple deals to completion such as Northwestern Mutual's acquisition of Russell Investments and the divestiture of Robert W. Baird.
- **Technology, e-commerce, or digital experience:** Mr. Schlifske has led a team that transformed Northwestern Mutual from a traditional life insurance company to a digital business with a focus on helping people achieve holistic financial security. The company also invests millions in startups and new ventures that are leveraging technology to solve consumer problems.
- **Marketing, public relations, or brand management experience:** Under Mr. Schlifske's leadership, Northwestern Mutual has transformed from a company that is focused on life insurance to a company that provides comprehensive financial security to individuals and businesses. This required a transformation of the company's brand and marketing strategy.
- **Operations management experience:** Mr. Schlifske headed multiple parts of Northwestern Mutual's business operations for over 15 years.
- **Human capital, culture, or compensation experience:** Mr. Schlifske leads a workforce of more

Skills & Qualifications Senior leadership experience: Mr. Schlifske joined The Northwestern Mutual Life Insurance Company in 1987 and held a number of executive management positions before becoming CEO. Retail or consumer-facing industry experience: Mr. Schlifske leads an organization that offers insurance, annuities, investment products, and comprehensive financial planning directly to consumers through a nationwide network of financial advisors. The company ranks #1 in the industry for market share of individual life insurance. Mr. Schlifske also oversees Northwestern Mutual s independent broker-dealer and its wealth management subsidiary, which is one of the fastest growing in the country. Finance, accounting, or financial reporting experience: As CEO of Northwestern Mutual. Mr. Schlifske has direct oversight of an organization that is subject to complex financial and regulatory capital and financial reporting requirements, and that maintains the highest financial strength ratings from all four major credit rating agencies. Mr. Schlifske also has extensive investment management expertise, having served in leadership roles managing Northwestern Mutual s general account. Mergers and acquisitions experience: Mr. Schlifske has participated in more than 40 M&A processes during his time at Northwestern Mutual, including leading multiple deals to completion such as Northwestern Mutual s acquisition of Russell Investments and the divestiture of Robert W. Baird. Technology, e-commerce. or digital experience: Mr. Schlifske has led a team that transformed Northwestern Mutual from a traditional life insurance company to a digital business with a focus on helping people achieve holistic financial security. The company also invests millions in startups and new ventures that are leveraging technology to solve consumer problems. Marketing, public relations, or brand management experience: Under Mr. Schlifskes leadership. Northwestern Mutual has transformed from a company that is focused on life insurance to a company that provides comprehensive financial security to individuals and businesses. This required a transformation of the company s brand and marketing strategy. Operations management experience: Mr. Schlifske headed multiple parts of Northwestern Mutual s business operations for over IS years. Human capital, culture, or compensation experience: Mr. Schlifske leads a workforce of more than 22.000 employees and financial professionals across the United States. He was the chair of the Frank Russell compensation committee. He currently oversees the compensation programs at Northwestern Mutual. Mr. Schlifske also leads Northwestern Mutual s ESG program, is chair of Northwestern s racial equity task force, and oversees Northwestern Mutual s women s initiative. He was recognized as CEO of the Year for Diversity and Inclusion at the May 2021 National Diversity and Leadership conference.

Adrianne Shapira



Return to Board

Managing Director of Eurazeo Brands

Age 51 | Director since: 2016 | INDEPENDENT

Committees:

- Nominating & ESG
- Finance

Other Directorships (within past 5 years):

- The Hain Celestial Group, Inc. (2014 to 2018)

Experience

- **Eurazeo Brands, a division of one of the largest European listed private equity firms that invests in consumer brands:** Managing Director since August 2017.
- **David Yurman Enterprises, LLC, a designer jewelry company:** Former Chief Financial Officer from 2012 to 2016.
- **The Goldman Sachs Group, Inc.:** Former Managing Director in Global Investment Research covering the Broadlines Retail sector and the lead equity analyst covering department stores, discounters, luxury, and online from 1999 to 2012.
- **Other:** Prior to 1999, Ms. Shapira served as an equity analyst at both Robertson Stephens, an investment banking firm, and Neuberger & Berman, an investment management company.

Skills & Qualifications

- **Senior leadership experience:** Ms. Shapira has held senior executive positions in both investing and operating organizations for over 20 years.
- **Retail or consumer-facing industry experience:** Ms. Shapira spent 13 years as an analyst focused on the retail sector, and her current role as Managing Director of Eurazeo Brands gives her a broad understanding of the consumer products industry.
- **Finance, accounting, or financial reporting experience:** As former CFO of David Yurman Enterprises, Ms. Shapira oversaw accounting, financial planning and analysis, treasury, tax, and loss prevention.
- **Mergers and acquisitions experience:** Ms. Shapira has extensive consumer sector deal experience through her current role as a Managing Director of Eurazeo Brands, where she leads their North America effort investing in consumer brands with global growth potential.
- **Marketing, public relations, or brand management experience:** Across Ms. Shapira's prior operating experience at David Yurman and her current investing experience at Eurazeo Brands, she has been closely involved in directing marketing decisions and dollars to enhance brand management results.

Stephanie Streeter



Return to Board

Former Chief Executive Officer of Libbey, Inc.

Age 64 | Director since: 2007 | INDEPENDENT

Committees:

- Audit (chair)
- Compensation

Other Directorships (within past 5 years):

- Goodyear Tire & Rubber Company (since 2008)*
- Western Digital (since 2018)
- Olin Corporation (July 2018 to January 2019)

Experience

- **Libbey, Inc., a producer of glass tableware and other tabletop products:** Former Chief Executive Officer and a director from 2011 to 2016.
- **United States Olympic Committee:** Former Interim Chief Executive Officer from 2009 to 2010.
- **Banta Corporation, a global technology, printing, and supply-chain management company:** Former Chair, President, and Chief Executive Officer from 2004 until 2007; former President and Chief Executive Officer from 2002 to 2004; former President and Chief Operating Officer from 2001 to 2002.
- **Idealab, a technology incubator:** Former Chief Operating Officer from 2000 to 2001.
- **Avery Dennison Corporation, a materials science and manufacturing company:** held a variety of positions for over 14 years, including as director of marketing for computer products, vice president and general manager of the label division and of the Avery Dennison Brands business, and Group Vice President of Worldwide Office Products.

Skills & Qualifications

- **Current or former public company CEO:** Ms. Streeter led two NYSE listed companies – Banta, Inc. and Libbey, Inc. – for six and five years, respectively.
- **Senior leadership experience:** Ms. Streeter has over 20 years of C-Suite experience leading complex businesses with worldwide operations, as well as leading the US Olympic Committee as former interim CEO
- **Retail or consumer-facing industry experience:** During her tenure as CEO of Libbey, Inc., Ms. Streeter oversaw the marketing, sales and distribution of dishes, glasses, and other foodservice products to leading global retailers, including Walmart, Target, Alibaba, and Amazon.
- **Finance, accounting, or financial reporting experience:** While CEO at Libbey, Inc., Ms. Streeter developed and implemented a new corporate strategy and reconstructed the company's balance sheet, manufacturing network, and cost base. She is also Chair of the finance committee at Goodyear*, and previously served on the audit committee at Western Digital Corporation.
- **Mergers and acquisitions experience:** As Chair of the Finance Committee at Goodyear, Ms. Streeter oversaw the industry-transforming acquisition of Cooper to create a leader in the global tire industry. She also drove the sale of printer and supply-chain services provider Banta to RR Donnelley during her time as CEO and Chair of the company.
- **Technology, e-commerce, or digital experience:** Ms. Streeter spent six years leading Banta Corporation, which used technology to streamline the capture, management, and distribution of print and digital information. While COO at Idealab she oversaw the incubation of over a dozen start-up internet companies. She also serves on the Board of Directors of Western Digital, a computer hard disk drive and NAND semiconductor manufacturer and data storage company.

Skills & Qualifications

- **Current or former public company CEO:** Ms. Streeter led two NYSE listed companies – Banta, Inc and Libbey, Inc. – for six and five years, respectively.
- **Senior leadership experience:** Ms. Streeter has over 20 years of C-Suite experience leading complex businesses with worldwide operations, as well as leading the US Olympic Committee as former interim CEO
- **Retail or consumer-facing industry experience:** During her tenure as CEO of Libbey, Inc., Ms. Streeter oversaw the marketing, sales and distribution of dishes, glasses, and other foodservice products to leading global retailers, including Walmart, Target, Alibaba, and Amazon.
- **Finance, accounting, or financial reporting experience:** While CEO at Libbey, Inc., Ms. Streeter developed and implemented a new corporate strategy and reconstructed the company's balance sheet, manufacturing network, and cost base. She is also Chair of the finance committee at Goodyear*, and previously served on the audit committee at Western Digital Corporation.
- **Mergers and acquisitions experience:** As Chair of the Finance Committee at Goodyear, Ms. Streeter oversaw the industry-transforming acquisition of Cooper to create a leader in the global tire industry. She also drove the sale of printer and supply-chain services provider Banta to RR Donnelley during her time as CEO and Chair of the company.
- **Technology, e-commerce, or digital experience:** Ms. Streeter spent six years leading Banta Corporation, which used technology to streamline the capture, management, and distribution of print and digital information. While COO at Idealab she oversaw the incubation of over a dozen start-up internet companies. She also serves on the Board of Directors of Western Digital, a computer hard disk drive and NAND semiconductor manufacturer and data storage company.
- **Marketing, public relations, or brand management experience:** While at Avery Dennison, Ms. Streeter led the team that developed the patents for laser and ink jet labels and built it into well over a billion dollar product line. At Banta and Libbey, she transformed those corporations' traditional marketing and sales efforts and introduced digital marketing driving record revenue and profits during her tenure.
- **Operations management experience:** During her tenures as CEO of Libbey and Banta, and COO of Idealab and GVP of Avery Dennison, Ms. Streeter oversaw all aspects of operations, including domestic and international manufacturing, supply chain, R&D, marketing, sales, finance, and administrative functions.
- **Human capital, culture, or compensation experience:** Ms. Streeter oversaw large domestic and international workforces while leading Libbey, Banta and the Avery Dennison Office Products Group.

* Ms. Streeter has notified Goodyear that she will not stand for re-election as a Director of Goodyear at its 2022 Annual Meeting of Shareholders, as disclosed in Goodyear's Form 8-K filed on February 16, 2022.

Our Board is committed to evaluating all opportunities to increase shareholder value. To ensure maximum value is realized, the Board is reviewing alternatives through an intentional and ongoing dialog with potential bidders. This process is robust and will be measured against the value creation potential of a very attractive standalone plan. Starting in January, at the direction of the Board of Directors and its Finance Committee. Goldman Sachs has engaged with a number of financial sponsors, strategics and real-estate focused investors regarding a range of potential strategic alternatives involving the Company. That effort continues and has included: Engagement with the parties already publicly expressing interest Proactively making outbound calls—engaging with over 20 parties total Certain parlies have entered mto customary confidentiality agreements with the Company and have been provided access to a data room and have received a management presentation led by senior members ol the Company s management Our Board s approach is robust and intentional and the Board is committed to pursuing the path that it believes will maximize shareholder value. KOHLS Investor Contact Media Contact Mark Rupe. Kohl s Jen Johnson. Kohl s T: (262) 705-1266 T: (262) 705-5241 775-8557

Kohl s Puture I Kohl s Projects I Th® Latest Kohl s Looks Bright And I Robust Sales as I Activist investor Profitable I Macellum I Attack Makes No Questions Results Sense View Mom

Kohl $ issues Kohl s eyes strong better-than- 2022 profits, turns expected outlook to failsafe brands strong Q4 margins earnings. double withstand supply chain strain BHN Snn Kohl s Reports Bloomberg Rises on Exclusive: Kohl Strong Outlook as CEO Gass expands Management on limited Analysts Touts Momentum comments to Expectations analysts about shareholder criticisms View More Kohl s adding 400 Sephora shops in BUSiness 2022 View More

Kohl’s Future Looks Bright And Profitable

Walter Loeb

Senior Contributor

Retail

I cover major developments in the retail industry.

People walk by a Kohl’s department store in Clifton, New Jersey, on Thursday, January 27, 2022. (AP ... [+]

ASSOCIATED PRESS

Michelle Gass, CEO of Kohl’s together with her senior staff met virtually with retail analysts to discuss the future of the company. Assembled with the CEO was the Chief Merchandise Officer Doug Howe, Chief Marketing Officer Greg Revelle, Chief Technology Officer Paul Gaffney, and the Chief Financial Officer Jill Timm.

Let me assure any activist trying to unseat management that the executives were very competent with exciting ideas. They spoke as a team, which means that they are working together and they are fighting for greater share of market. I feel that they will be successful in their new projects.

Growth of the company is based on several factors. Sephora looms large with high expectations that they will produce strong sales (estimated at $2 billion) and be inviting to a younger customer. There have been 200 Sephora Shops at Kohl’s installed last year, there will be 400 Sephora shops installed by the end of the second quarter of this year, and next year there will be at least 250 more Sephora units installed in the first half of the year. That’s 850 but there was a strong hint by management that the Sephora shop count may be higher than planned.

In the next four years management expects to open 100 mini-Kohl’s. These stores will be a miniaturization of the standard 85,000 to 90,000 square foot Kohl’s units. Their size will be about 35,000 square feet in size, and the assortment will have to have been edited to reflect a personalization in the stores. They will be easy to locate in urban areas. Obviously, management has seen some of the Target stores that have sprung up in urban areas, and since the pandemic forced a lot of stores to close, good locations are available nationwide. Management started in Seattle with a test unit and expects to open 25 mini-Kohl’s this year and the next three years. It is a great move but one that does not reflect conviction of management. If it is such a good idea, one could visualize an acceleration of opening mini-Kohl’s to positively impact the income statement. These stores must reflect the taste of the area they serve, since they cannot carry a broad assortment. Frankly, if the mini-Kohl’s are as good as they sound, I would have projected more units by the final year of the four-year plan.

While many new brands have a home at Kohl’s from Eddie Bauer, Tommy Hilfiger, Calvin Klein, Under Armour Champion and others which help managements drive for an active wear customer who likes the brand names. I find the merchandising up-to date and exciting. I admire the partnership with Amazon who have added customer traffic into the stores. Amazon’s merchandise can be returned in any Kohl’s location, and I think the mini-`Kohl’s will be a big support in that drive. In order for customers to be incentivized to shop at Kohl’s they will get a $5 coupon they can redeem if they shop when they return something.

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The virtual investor’s day was well organized and reflected managements desire to communicate clearly Kohl’s drive. Similar to Best Buy’s virtual earnings discussion with analysts, there was direct contact. I hope more companies will resort to the virtual presentation method.

Retail results for the 4th quarter were above expectations. Sales increased 5.8% to 6.5 billion and increased 22.9% to 19.4 billion in the full fiscal 2021 year. Earnings were $2.20 in the quarter compared to $2.22 in 2021 and $7.33 in the full fiscal year 2022 compared to $0.21 in fiscal 2021.

POSTSCRIPT: There was scant mention of the disruption in stores to accommodate Sephora in the stores. It must have been a real exercise for customers and associates to find what they were looking for in stores that were being renovated. The strength of the sales under these circumstances are laudable.

Kohl’s Projects Robust Sales as Macellum Questions Results

Jordyn Holman

March 1, 2022·3 min read

(Bloomberg) — Kohl’s Corp., under pressure by activist investors, gave an optimistic outlook for the year while reporting weaker-than-expected sales in the fourth quarter.

The company is expanding its venture with cosmetics chain Sephora after a shop-in-shop concept drove higher sales at participating locations. Kohl’s executives added on a call with analysts Tuesday that Sephora is attracting new customers who are younger and more diverse. By the end of the year, more than half of Kohl’s locations will have a Sephora store within it.

The shares fell 0.8% at 12:14 p.m. in New York, erasing earlier gains. The stock had risen 13% this year through Monday’s close.

In an interview, Chief Executive Officer Michelle Gass said the company is optimistic about the future. “I think the biggest thing that we’ve done over the last year is that we’ve structured our business to be more profitable.” She added that the company’s strategy “is building momentum and we are positioned for growth.”

The company expects full-year earnings per share to be in the range of $7 to $7.50, higher than the estimate of $6.54 compiled by Bloomberg. Kohl’s sees net sales increasing 2% to 3% in the current fiscal year, with operating margin in the range of 7.2% to 7.5%.

Net sales of $6.22 billion in the quarter ended Jan. 29 came in lower than the $6.53 billion average estimate from analysts. The closely watched gauge of gross margin was 33.2%, exceeding the estimate of 32.1%.

Activist Response

Jonathan Duskin, CEO of Macellum Capital Management, said in a statement that the fourth-quarter sales result “underscores that the company’s latest ‘strategy’ is not working.” Macellum, which has sought to take control of Kohl’s board, also expressed concern over the company’s capital expenditures, arguing the retailer hasn’t been able to parlay investment into higher value for shareholders.

Gass said the Kohl’s board is engaging with the unsolicited bidders and has proactively reached out to some parties. She declined to say how many parties or bidders Kohl’s is holding talks with. She added that an update will be in a proxy statement that the company plans to release.

In the face of rising prices and the Russian invasion of Ukraine, Gass said “there is a lot of uncertainty for the consumer” while voicing confidence in the company’s financial targets.

Keeping stockpiles of merchandise up during widespread supply-chain difficulties remains a problem. The company said that low inventory during key shopping weeks during the holiday season limited sales. Kohl’s has started ordering merchandise earlier to help counter logistical problems.

Kohl’s will host an investor day March 7 at which management will provide an update on its strategy and key initiatives.

(Updates with CEO comments from interview.)

The Latest Kohl’s Activist Investor Attack Makes No Sense

By Adam Levine-Weinberg - Jan 22, 2022 at 9:06AM

KEY POINTS

Macellum Advisors is clashing with Kohl’s board and management again over the retailer’s performance.

While Macellum argues that Kohl’s is underperforming peers, the retailer is on track to report record EPS this year.

Kohl’s doesn’t need to engage in aggressive financial engineering tactics to deliver excellent long-term returns for shareholders.

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An activist investment fund is demanding big changes at Kohl’s. But in reality, all it wants is a quick fix for the retailer’s lagging stock price.

This week, Kohl’s ( KSS 15.18% ) became the subject of yet another activist campaign. Macellum Advisors — which teamed up with several other investment funds to mount a challenge to the Kohl’s board in 2021 before settling with the company — just launched a new attack on the department store giant’s leadership.

At one level, shareholders’ impatience is understandable: Kohl’s stock has gone nowhere for over two decades. Nevertheless, Macellum’s activist campaign doesn’t make sense in light of the company’s rapidly improving results and solid future prospects.

Kohl’s stock performance, data by YCharts.

Underperformance of a sort

In a letter to Kohl’s shareholders, Macellum argues that Kohl’s financial performance is lagging that of rivals. Whereas most apparel-focused retailers have easily surpassed 2019 sales levels over the past year, Kohl’s revenue declined slightly compared to 2019 through the first three quarters of fiscal 2021.

Additionally, Macellum notes that while Kohl’s profitability has improved compared to 2019, other retailers have experienced even greater margin expansion.

These criticisms miss the forest for the trees. Kohl’s is on track to earn a record profit in fiscal 2021. In November, it boosted its full-year guidance for earnings per share (EPS) by more than 20% to a range of $7.10 to $7.30. That would represent a 27% to 30% increase over the prior record EPS of $5.60 set in fiscal 2018. Other retailers may be earning even more extraordinary profits, but it’s hard to argue that a company earning record profits needs a big board or management shake-up.

As for Kohl’s subpar top-line results, supply chain issues have weighed on sales in recent quarters. Kohl’s has made big changes to its merchandise assortment over the past two years, particularly in the women’s apparel category, which has exacerbated its inventory shortages.

Finally, Kohl’s just launched its new Sephora beauty partnership in August. Adding Sephora shops to most Kohl’s stores could provide a significant revenue lift, but the company won’t complete that rollout until 2023. In short, it is far too early to call management’s revenue growth strategy a failure.

Image source: Kohl’s.

Desperate for “value creation”

Macellum’s suggestions for what Kohl’s should do also highlight the fund’s impatience. While Macellum’s letter contains some vague suggestions for operational improvements, the fund spends far more time promoting various financial engineering strategies.

First, Macellum recommends selling billions of dollars of owned real estate and leasing it back to raise cash that can be used for share repurchases. Second, it jumps on the bandwagon of calling for department store chains to spin off their e-commerce operations to achieve better valuations. Third, the fund wants Kohl’s to hire advisors to explore a potential sale of the company.

Considered separately, these recommendations seem dubious, and taken together, they make even less sense. For example, Macellum claims that its sale-leaseback strategy alone would double the stock price to at least $100. If that’s true, there would be no reason to try selling the company. Even in a best-case scenario, a sale wouldn’t fetch that much.

Focus on fundamentals, not the stock price

Ultimately, Macellum’s main criticism of Kohl’s has little to do with how the company is being run. The fund is simply frustrated with the stock’s poor performance. Yet in the short run, the stock price is largely outside of management’s control.

In the long run, if management’s revenue and earnings growth strategies succeed, Kohl’s stock should soar well above $100 — particularly because the company is using its prodigious cash flow to buy back lots of stock. The longer the stock stays mired in a slump, the more shares Kohl’s will be able to repurchase at a discount, increasing the stock’s upside potential.

Macellum might retort that Kohl’s stock has been struggling not just for a few years but for two decades. But Kohl’s CEO Michelle Gass took the top job less than four years ago, and the pandemic has overshadowed half of her tenure.

Target highlights the importance of patience. For two decades, the share price barely budged. However, Target stock has surged over the past few years thanks to a string of strong results and growing investor confidence in the company’s long-term prospects.

Target stock performance, data by YCharts.

Rather than betting on desperate financial engineering strategies, Kohl’s shareholders should give management at least two more years to finish implementing its growth strategy. If it succeeds, Kohl’s shareholders will likely reap handsome rewards before too long.

This article represents the opinion of the writer, who may disagree with the “official” recommendation position of a Motley Fool premium advisory service. We’re motley! Questioning an investing thesis – even one of our own – helps us all think critically about investing and make decisions that help us become smarter, happier, and richer.

Adam Levine-Weinberg owns Kohl’s. The Motley Fool has no position in any of the stocks mentioned. The Motley Fool has a disclosure policy.

Kohl’s Poison Pill Won’t Kill Potential Sale

A power struggle is playing out at Kohl’s, where Macellum announced a new board slate. Whichever way shareholders vote, a sale could still happen; it just has to be at the right price.

Kohl’s has hired Goldman Sachs and PJT Partners to field interest from potential buyers.

PHOTO: JUSTIN SULLIVAN/GETTY IMAGES

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Feb. 10, 2022 1:56 pm ET

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A poison pill is clearly a tough one for Kohl’s KSS +14.77% activist investor Macellum to swallow.

Macellum on Thursday nominated a slate of 10 directors to Kohl’s board, which currently seats 14 members, including two that Macellum plus a group of investors had picked as part of a settlement with Kohl’s last year. The activist is eager to sell the company while interest still exists and its board-member selection seems optimized for such a process: At least four of the 10 board members Macellum nominated have investment-banking backgrounds.

Out of the Discount RackKohl’s share priceSource: FactSet

Poison pillBid emerges2022Feb.45.047.550.052.555.057.560.062.5$65.0

This comes after Kohl’s last Friday adopted a poison pill—a maneuver that makes it difficult for an activist group to acquire more than 10% of the company because doing so triggers share dilution for the newest owners. Macellum argues in its shareholder letter that the retailer’s poison pill isn’t shareholder friendly and that the company seems to be dragging its feet to quell interest from other bidders. Kohl’s had rejected an offer from a Starboard Value-led consortium, which had offered to buy the company for $64 a share. That would have represented a 37% premium to the previous closing price but, in management’s defense, it wasn’t overly generous. Kohl’s has since hired Goldman Sachs and PJT Partners to field interest from potential buyers.

The poison pill is, indeed, unfavorable to Macellum, which will find it difficult to organize a takeover without board consent. But whether it is harmful for all shareholders is debatable. Poison pills haven’t prevented companies from pursuing sales in the past and, in at least one case, adopting one allowed a company to secure a better offer down the line. A classic example is Airgas, which adopted a poison pill in 2011 to block a hostile bid from Air Products & Chemicals that it thought was too low. A few years down the line, Airgas was able to find a buyer that was willing to pay $10.3 billion, almost double the previous offer it rebuffed. Barnes & Noble, which took up a poison pill in 2018, did so to fend off an unsolicited acquirer but nonetheless sought bids at the same time. The following year, it sold itself to Elliott Management. Of the 492 companies that data company Insightia tracked as having had a poison pill since 2017, 14% ended up being acquired.

So far, Kohl’s shares have stabilized since news of the $64-a-share bid emerged at around $61.30, almost a third higher than its undisturbed level. Shareholders have a lot to think about ahead of their annual meeting (the date of which has yet to be announced), but playing hard to get might turn out to be a profitable tactic.

Kohl’s to open 100 small-format stores, grow Sephora revenue to $2 billion

By Rich Kirchen

Senior Reporter, Milwaukee Business Journal

Mar 7, 2022

Kohl’s Corp. CEO Michelle Gass kicked off a crucial day of updating investment analysts on the company’s strategies by announcing plans to increase revenue from its Sephora partnership to $2 billion annually and to open 100 smaller-sized stores.

“The initiatives we are announcing today, including plans to drive the Sephora business to $2 billion, are further positioning us for long-term value creation,” Gass said at the outset of the three-hour presentation.

Investor days are common for publicly traded companies to explain their strategies to investment analysts but Kohl’s is presenting its pitch amid ongoing pressure by shareholder activist Macellum Advisors to change the company’s direction to boost sales and profits. Macellum, of New York City, has nominated its own slate of 10 candidates for the Kohl’s board of directors and urged the existing Kohl’s board to explore a sale of the company.

Kohl’s announced the new developments in a press release shortly before the start of the investor day and in the first hour of the program. The Milwaukee Business Journal will provide further updates later Monday as the three-hour Kohl’s investor day continues.

Menomonee Falls-based Kohl’s (NYSE: KSS) already announced plans to expand the current 200-store Sephora footprint to 600 this spring and 850 by spring 2023. On Monday, the company said it will introduce a new aspect of the partnership in which consumers can order Sephora products online and pick them up in a Sephora at a Kohl’s store.

The new pick-up arrangement will attract more shoppers to Kohl’s stores that previously weren’t Kohl’s shoppers, said chief merchandising officer Doug Howe.

“I think this is incredibly transformative,” Howe said.

Gass said the company’s ongoing returns partnership with Amazon already brings millions of new customers to its stores.

The new stores will open in smaller communities and neighborhoods than its current large-format stores, Gass said. The company plans to open the smaller stores over the next four years.

Chief financial officer Jill Timm said the smaller-format stores are 35,000 square feet and the company anticipates they will generate over $500 million in new annual revenue.

Kohl’s also announced it plans to growing its kohl’s.com digital business to $8 billion. The retailer will roll out self-serve buy online, pick-up in store to all stores this year and continuing to test self-serve returns and checkout.

These initiatives and others the company launched in fall 2020 to emphasize products in the “active and casual lifestyle” will contribute to the retailer “making a bolder pivot to be more relevant,” Gass said.

The Kohl’s credit card will become more compelling starting this spring by increasing rewards by 50% to 7.5%, said chief marketing officer Greg Revelle. The retailer will launch a new co-branded credit card in the next couple of years, he said, but didn’t disclose the co-brand partner.

Kohl’s to open 100 small-format stores, expand Sephora shops

Department store chain Kohl’s said it aims to increase sales by a low-single-digit percentage annually

By ANNE D’INNOCENZIO The Associated Press

March 7, 2022, 2:37 PM • 3 min read

NEW YORK — Department store chain Kohl’s expects to increase sales by a low-single-digit percentage annually, with plans to open 100 new small-format stores in the next four years and to expand its partnership with beauty retailer Sephora to be a $2 billion business, among other moves.

Kohl’s announced its long-term goals ahead of the company’s annual investor meeting as it faces increasing pressure from activist investors.

“We have a playbook of initiatives that we never had before,” Kohl’s CEO Michelle Gass told investors on Monday.

As part of its plans to spearhead sales growth, Kohl’s said it is on track to roll out Sephora shops at 850 stores by next year. Beginning last fall, the department store chain started replacing all of its cosmetic areas at Kohl’s with Sephora branded shops. Kohl’s executives said that 25% of its Sephora customers are new, and those shoppers are picking up other items across the aisles.

Kohl’s said it’s rolling out self-serve buy online, pick up in store areas to all stores this year, and is continuing to test self-serve returns and check-out sections. Gass told The Associated Press during a separate interview that the moves to automate these services were in response to customer demand but they will also help to alleviate rising labor costs. She said that Kohl’s will be able to reinvest those savings back into the stores.

Kohl’s, based Menomonee Falls, Wisconsin, also said that it continues to acquire millions of new customers with its partnership with online behemoth Amazon.com, which allows shoppers to return Amazon orders at its stores.

Kohl’s plans to build its online business to reach $8 billion in sales, up from the current $6 billion.

As for the smaller stores, Kohl’s said they run about 35,000 square feet, on average. One of the first is being tested in Seattle area. That compares to the typical Kohl’s store, which averages around 80,000 square feet.

Kohl’s forecasts per-share earnings growth of a mid-to-high single-digit percentage; and operating cash flow of over $5.5 billion, with roughly $2.5 billion of free cash flow between 2022 to 2024.

Kohl’s said in early February that recent offers to purchase the department store chain undervalue its business and said it’s adopting a shareholder rights plan to head off any hostile takeovers.

The shareholder rights plan, which is known as a “poison pill,” is set to expire on Feb. 2, 2023.

Shares slipped 13%, or $7.68 per share, to $51.09 in afternoon trading Monday.

Kohl’s Refines And Redefines Its Business During Annual Investor Day

Sharon Edelson

Senior Contributor

Retail

I write about retail and the forces that are redefining shopping.

Kohl’s is innovating with partnerships with brands such as Amazon and Sephora.

COURTESY OF KOHL’S

Kohl’s Corp. is shrinking the box, going after the dress business and mining data science for the purpose of personalization, among other things. So said Michelle Gass, the retailer’s CEO in a far-ranging interview at the culmination of the company’s annual investor day. Kohl’s also introduced new long term financial targets of low-single digits percent sales growth and mid-to-high single digits percent EPS growth.

Gass said Kohl’s plans to grow Sephora, the beauty concept in-store shop it’s been adding to locations, to a $2 billion business across more than 850 stores while continuing to expand omnichannel capabilities with the launch of self-serve, buy online, pick up in store to all stores. The Kohl’s Card rewards benefit is being enhanced to 7.5% every day, and the retailer committed to net zero emissions by 2050.

Kohl’s has been testing and experimenting with small format stores for the last few years, so the retailer isn’t simply downsizing the Kohl’s experience from 85,000 to 35,000 square feet. “We’ve made sure we’re getting it right and staying true to the Kohl’s brand, by bringing in the relevant products, categories and brands to fill what that local community is looking for,” Gass told me. “The example I used, the Seattle area store, will have a bigger presence of the outdoor than you might have around the country. It’s also going to be an elevated experience with more storytelling and mannequins. We’ll be opening up this one this fall, and I’m really excited for customers to experience it.”

According to Gass, Sephora in-store shops have been positive for the company’s beauty business while providing a mid- single-digit sales lift to the overall store. About 25% of customers shopping Sephora are new to Kohl’s, and they’re younger and more diverse. “They’re exploring the rest of the store, so more than half the baskets have another item,” Gass said. “The most popular has been the active category, the women’s category.”

Kohl’s is on track to open Sephora in 400 doors this year, Gass said, adding that in a very short period of time Sephora will be in half of the retailer’s store base of 600 stores. “We’ll have more [locations] by the end of this year than they have of their own freestanding stores,” she said. “So the market of Sephora overall has markedly increased, and I’d say the partnership overall is going really well.”

One innovation discussed during the investor day was the launch of cross-company BOPIS, “an idea I’m really excited about,” Gass said. “It’s the idea of buying a beauty product on Sephora.com and being able to pick it up at a Kohl’s store.” The retailer has a similar partnership with Amazon where customers of the digital giant can make returns at Kohl’s units. “It’s extremely powerful and really speaks to the notion of our two brands coming together for a win-win, with each bringing their respective assets,” Gass said of Sephora. “In this case it’s a strong digital base and these customers now have the convenience of picking up at a Kohl’s, and guess what, now we’re driving more traffic and they get to see the rest of the store. We’re really confident about the $2 billion opportunity.”

Kohl’s continues to hone its image as the active and casual lifestyle destination. “When we first started going after the active category five-plus years ago, it was a category inside the broader Kohl’s concept. Now, what we’re saying is we want the whole brand to stand for the active and casual lifestyle, which includes categories like beauty. We’ve demonstrated our credibility and we’re partnering with the best brands in the business,”

Gass said, citing Nike, Under Armour and Adidas. “Our partnerships have never been stronger. And in terms of our commitment, when we update a store with Sephora we’re also refreshing the entire store, we’re putting active right in the front. We’re adding space for active, and we’re getting elevated products.”

The casualization of fashion hastened by the Covid-19 pandemic and working at home isn’t going away, Gass said. “People want to continue to live comfortably,” she added. “They want to continue to live in an active way. Will they dress up a little more, will they go to dinner or a meeting that’s in the office? Maybe for a meeting that’s outside of their home office, but those core attributes of being comfortable will continue, and you can also look really stylish with your sneakers and denim, which is really trending. We’re focusing on meeting this customer need and focusing the business on it.”

At the same time, Kohl’s is going after the dress business in the context of the casual lifestyle category and wear to work dresses and dresses to wear on weekends. “You may not see many prom dresses at Kohl’s, but we’re going to have dresses you can wear to weddings. It’s all within the types of comfortable, accessible dresses that you would expect from Kohl’s but I would say, the new Kohl’s – elevated, fashionable and that sort of thing.”

Kohl’s is projecting its digital business to reach $8 billion in annual revenue, in part thanks to its continuing efforts to make it easier for visitors to find brands and shop on its web site. Kohl’s on Friday released its fourth quarter results, including total revenue in fiscal 2021 of $19.4 billion, up from $16 billion in 2020. For the three-month period ended Jan. 29, Kohl’s reported revenue of $6.22 billion, which was slightly less than Wall Street analyst estimates.

Gass has been under fire from activist shareholders Macellum Advisors and Engine Capital, which have argued that Kohl’s has underperformed other retailers such as Target, TJ Maxx, Macy’s. Kohl’s shares have risen just 6% over the past 12 months, compared with Macy’s stock, which soared 65%. The firms also have pressed for Kohl’s to unlock capital by selling off some of its real estate and leasing it back.

Macellum on Friday called Kohl’s fourth-quarter results disappointing, saying it remained skeptical of the retailer’s future given its current board of directors. But the retailer released a brighter revenue outlook for 2022 despite ongoing supply chain obstacles. The retailer also said last week it plans to double its annual dividend and share repurchase by at least $1 billion this year.

Gass said Kohl’s adversaries aren’t giving the retailer credit for the gains it’s made. “If you look at the last year, we made a major pivot and restructure to the business,” she said. “It was a pivotal year for us. Our results speak for that. We posted all-time record earnings per share of $7.33, well ahead of our 2018 pre-pandemic high of $5.60. We beat the Street on operating margin of between 7% and 8%, by delivering 8.6 % We’re returning significant value to shareholders, which speaks to our conviction on the health of the business, and now we’re stepping forward with a very exciting growth agenda. I can just say that we see a lot of value in our company we see the momentum on these initiatives and we’re very confident of the future.”

Part of that confidence comes from the partnerships Kohl’s has forged, not only with Sephora, but with Amazon. The retailer accepts returns of the digital giant’s products, which “has brought in a lot of new customers,” Gass said. “We’ve been very pleased with our Amazon partnership, which is now a couple of years in the making. What we’ve seen over time is that conversion is increasing, so the percent of customers that are crossing the aisle and buying something is increasing. One of the things Kohl’s does well is we build great partnerships and Amazon is a good example of where we continue to get the customers and traffic, and [customers] are getting a world class experience. The net promoter scores are phenomenal.”

Gass called the Amazon tie-in “truly a win-win. And we’re continuing to look for ways to drive that customer loyalty to Kohl’s. We were talking about Sephora and one of the innovative things we’re going to try is at the point where a customer is making an Amazon return, we’re going to give them an incentive to go and visit the Sephora shop. We’re thinking about that traffic a little bit differently, but that partnership has been really good for both companies.”

Kohl’s is also using data science to help engage with customers more efficiently and provide greater relevance. It’s an opportunity that threads throughout the company, Gass said, adding that the retailer will use data science to increase personalization and accelerate localization to its entire store fleet over the next two years, and will also be optimizing data and analytics to create more relevant customer experiences, drive higher revenue, higher margin, and greater asset efficiency.

“It’s how we assort the store,” she said. “We have been piloting that. We’re seeing very strong results. Sometimes these are pretty micro changes, it might be a couple more fixtures for a brand or a product, but with the kind of business we’re in that makes a difference, so literally every store is going to have a different level of assortment.”

Marketing will also get a boost from data science, Gass said, noting that the goal is to spend less but spend more impactfully with personalization a key component. “We email millions and millions of customers,” the CEO said. “We have 30 million people in our loyalty program. Ultimately, the vision is how do you customize every email with products and offers. Humans can’t do that when you’re talking about tens of millions of people, but machines can when you’re talking about data science.”

Off-the mall locations will continue to be a point of differentiation for Kohl’s and a strong asset for the retailer’s partnerships, whether it’s with Sephora, Amazon or new brands. “What they love is our powerful omnichannel capabilities so that include the off-mall presence, which is super-convenient for customers as well as our digital platform,”

Gass said. “They really work together, so tactically speaking, it’s doing things like Amazon returns or BOPIS or curbside pick-up , but I think the real strategic value is when current and new brand partners innovate and how we harness the omnichannel capability together, the 1,200 stores across the country, 1.7 billion visits to the web site. We create phenomenal reach for brands, companies and partners so we’re looking to continue to grow the business and innovate based on that strong platform.”

Follow me on Twitter or LinkedIn. Check out my website or some of my other work here.

Sharon Edelson

Kohl’s Finished 2021 With Another Solid Quarter

By Adam Levine-Weinberg - Mar 3, 2022 at 8:20AM

KEY POINTS

Kohl’s reported record earnings per share in 2021, despite supply-chain challenges that kept sales below pre-pandemic levels.

While Kohl’s slow sales recovery is somewhat concerning, the ongoing rollout of Sephora shops in most Kohl’s stores should drive an acceleration in growth over the next two years.

Kohl’s stock looks like a bargain at just 8x earnings.

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Supply-chain constraints are weighing on sales, but Kohl’s continues to deliver strong earnings results, nonetheless.

Throughout 2021, Kohl’s ( KSS 13.58% ) reported a string of strong profits as sales began to recover toward pre-pandemic levels. That said, Kohl’s revenue didn’t recover as robustly as many other department-store chains, due in part to supply-chain challenges.

On Tuesday, the No. 2 U.S. department-store operator reported that these trends continued in the fourth quarter of fiscal 2021. Let’s see what that means for investors.

Margin expansion continues

Last quarter, Kohl’s generated $6.5 billion of revenue, up 5.8% year over year but down 4.9% from its revenue of $6.83 billion in the fourth quarter of 2019. In the previous two quarters, sales had increased slightly, compared to 2019.

That said, tighter inventory management enabled Kohl’s to expand its gross margin relative to the past two years. The company’s cost-control measures also kept operating expenses in check. As a result, Kohl’s operating margin increased to 6.9%, compared to an adjusted operating margin of 5.2% a year earlier and 6.7% in Q4 2019.

Adjusted earnings per share (EPS) reached $2.20. That was down 0.9% from the prior year — when Kohl’s booked significant one-time tax benefits — but up 10.6% from the fourth quarter of 2019. Kohl’s EPS also beat the analyst consensus of $2.12.

For the full-2021 fiscal year, Kohl’s posted record adjusted EPS of $7.33, surpassing the previous all-time high (set in fiscal 2018) by more than 30%. This result beat the company’s most recent guidance range of $7.10 to $7.30.

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Should investors be satisfied?

Kohl’s revenue decline didn’t come as a surprise but compared unfavorably to department-store peers like Macy’s. Last week, Macy’s reported that comparable sales grew 6.1%, compared to Q4 2019, whereas Kohl’s sales declined over that period.

Activist investment-fund Macellum Advisors saw the latest results as yet another sign that the company’s strategy is flawed. By contrast, management blamed the weak sales on temporary supply-chain challenges. Kohl’s entered 2021 with a conservative inventory plan due to the expected impact of the pandemic on sales. Demand rebounded faster than expected, and global supply-chain chaos prevented the company from restocking its shelves in a timely fashion.

According to Kohl’s, worsening supply-chain disruption reduced sales growth by about 4 percentage points last quarter. (That estimate appears to be over and above the impact Kohl’s had expected as of November.) Management noted that merchandise categories with better inventory availability posted stronger growth.

Even after making allowances for inventory shortages, Kohl’s recent sales results seem subpar, compared to peers. But the retailer is just beginning to implement its most important growth strategy — the addition of Sephora beauty shops to most of its stores. As the Sephora rollout gains traction and inventory levels normalize over the next two years or so, sales growth should accelerate.

Image source: Kohl’s.

Looking ahead

For fiscal 2022, Kohl’s expects sales to rise 2% to 3% year over year while operating margin normalizes to between 7.2% and 7.5% after hitting a multiyear high of 8.6% in 2021. Based on those inputs, management estimates that EPS will wind up between $7 and $7.50, roughly flat year over year.

Those targets look beatable. Management thinks sales growth will accelerate over the course of the year, but it’s probably offering a conservative outlook, given the volatile external environment.

In any case, Kohl’s stock trades for just eight times the midpoint of management’s 2022 guidance range. That makes the stock look like a bargain, even if the company can’t beat its earnings forecast.

Adding to the appeal, Kohl’s plans to double its annual dividend payments to $2 per share this year while buying back at least $1 billion of stock. That will amplify Kohl’s shares’ potential for long-term investors.

This article represents the opinion of the writer, who may disagree with the “official” recommendation position of a Motley Fool premium advisory service. We’re motley! Questioning an investing thesis – even one of our own – helps us all think critically about investing and make decisions that help us become smarter, happier, and richer.

Adam Levine-Weinberg owns Kohl’s and Macy’s and is short January 2023 $25 calls on Macy’s and short January 2023 $32 calls on Macy’s. The Motley Fool has no position in any of the stocks mentioned. The Motley Fool has a disclosure policy.

How are you so confident in the face?

Caroline, thanks for having me today. An important day for Kohl’s and let me first set a little context 2021 was a pivotal year for us. And as you’re all just saying, We delivered record results record earnings far surpassing multiples are high back in 2018. I think importantly, we have been working hard to restructure this business for greater profitability and to drive future growth. And we brought it over the last year not only, you know, like I said restructuring for the margin side of things. But setting ourselves up for great growth going forward. And we introduced probably our most transformational partnership ever in Sephora, along with key new brands like Tommy Hilfiger, our active business has been really strong and like like many we faced some imagery headwinds and some supply chain it was last year we’re getting back in inventory. So when you add all those things up, I think we’re really positioned now to grow and do that profitably. So I think the best days for Kohl’s are really ahead of us. Michelle, talk a little bit about the inventory situation right now when you say there were some inventory issues here. Are you still having trouble getting our hands on inventory? Are you stockpiling what you can get your hands on? What’s the situation?

Yeah, it’s a great question. So you know, it’s something that we navigated all of last year, and it worsened in the fourth quarter as we shared with investors this morning, and it cost us probably around 400 basis points based on our analysis. And that was, you know, across the board, largely in some of our private brands and categories like women’s and men’s apparel, I will say a bright spot that we had was acting where we had stronger inventory, and we had tremendous sales and sales that business of 20% on a two year basis. We have done a lot of course correcting on that back last fall. If you are navigating supply chain again, you’re doing the best we could to balance a quarter but we have long lead times. So we made sure to get in front of it for 2022 and as we guided to grow two to 3% We have to have merchandise to support that. So we added a bit more time to our lead time even on top of what we have done for last year. And then secondly, we have a more ambitious plan so the merchants are buying more goods. As we sit here today. Our inventory is up the fresh receipts are flowing. You know it’s early days, but our confidence in the sales is reflected in that positive growth guide. What did you tell activist investors who shaved that maybe the transformation is clear in margins in the bottom line but not yet showing up in that top line? Yeah, I say again, look at the health of our business, for sure on the restructure of the business but the whole thing has to be healthy. And the team has done phenomenal work and girlier you know the question around navigating during these uncertain times, and I think the results we put up for the year demonstrate that this team can be agile and can deliver even on uncertain time. But kind of back to the question, word position for growth. We did a lot like I said to do this fundamental restructure the business. We exited brands and brought new ones in the relevancy of Kohl’s to bring in these partners. I mean, Sephora is a game changer for us. But not just to for again, other brands, the active category, like I said, and when you add all that up, we have a lot of feelings going into this year. And, you know, some exciting initiatives that we’ll be sharing next week at our investor day. Michelle, you sound incredibly optimistic and very much of the view that the best is yet to come as you’ve already just stated. But when you are looking at I mean, I’m sure you’re looking at all these solicited unsolicited offers the activists very much in focus, but you’ve got Goldman Sachs sort of entertaining these offers. What do you think in the long run works best for the investor base right now we see Macy’s itself look at whether or not spinning off its digital part of the business who work and they decided no to keep it hold on the channel is where they want to be. What do you think would suit you the very best in terms of office? Well, what I would say start with the board’s responsibility and the fiduciary obligation that we have to evaluate all paths forward and make sure that we are proceeding down the path that is in the best interest of our shareholders. As I said we the board have great confidence in the path ahead and that’s going to return a lot of capital to shareholders and you saw us even today announced a significant capital return to our shareholders doubling the dividend, 3 billion share authorization. But you know, we must do our diligence and we are pressure testing other alternatives that have come forward. Yes, we hired Goldman. We’ve had unsolicited we’re taking a step. Further or being proactive to make sure that we are looking at all our tournaments. So I really think it’s important for the board to look at all ideas and have a request process. Ultimately, we will make the best decision for shareholders will ultimately to I mean when we talk about sort of trying to get activist investors off your back or at least put them at ease, it still comes back to the underlying fundamentals of the business growth rate for revenue and of course, any sort of earnings that you can both hear above what the street expects here. The guidance that we got today does certainly seem to satisfy some investors, but there are some people that have raised questions about why that guidance, other peers in your space, what makes you think that Polls can outperform those companies?

Well, I think it goes back to the initiatives that we have ahead of us. So Sephora, we were only in 200 stores at the back end of this year. We’re building another 400 this year. We shared that in the Sephora stores you get a mid single digit sales lift to the entire store versus the stores that don’t have Sephora. So when you do the math on Sephora alone, being launched across the chain, we’ll be at 600 More than half of our chain. That’s really exciting. We get new customers, we get traffic over time, they’ll get to know calls, they’ll buy more of our product, and then the other drivers that are working for us active in the new brands. So we feel really confident that two to 3% Given the initiatives that we have and that we’re going to be launching across the system.

That any plans to maybe consider a similar project with another company with regards to in store.

Oh, yeah, it’s a great question. I mean, no. One thing about Kohl’s is that we have an unbelievable omni channel platform. We’ve got 1200 stores across the country. 80% of Americans live within 15 miles. We have a very strong digital business and we leverage omni channel things like curbside violin pickup and store. All of that is really attractive to partners. We’ve built tremendous brand partners over time. We’re a top retailer of some of the most coveted brands like Levi’s, the active brands, Nike Under Armour, Adidas and the like. And then you know, Sephora brings to for it and you know, they saw that potential. So we continue to work on a pipeline of whether it’s product or it could be services. Amazon’s another great example. I mean, we introduced that a couple years ago. We’re really convenient for people to bring their Amazon returns and we bring in millions of new customers through that program. So we’re a very healthy company. We generate a lot of cash. And, you know, as you’ve seen this year, we’re going to be investing in capital to build out the support source and returning it to shareholders as well.

RETAIL

Kohl’s issues better-than-expected outlook as margins withstand supply chain strain

PUBLISHED TUE, MAR 1 20227:16 AM ESTUPDATED TUE, MAR 1 20224:21 PM EST

Lauren Thomas@LAURENTHOMAS

KEY POINTS

•	Kohl’s on Tuesday reported fiscal fourth-quarter sales that came in below analysts’ estimates for the key holiday quarter.

•	The retailer notably issued an upbeat outlook for fiscal 2022, calling for net sales to rise 2% to 3%.

•	Despite lingering supply chain headwinds and other pressures from inflation and labor costs, CEO Michelle Gass said Kohl’s achieved an operating margin of 8.6% two years ahead of schedule.

In this article

•	KSS

The Kohl’s logo is displayed on the exterior of a Kohl’s store on January 24, 2022 in San Rafael, California.

Justin Sullivan | Getty Images

Kohl’s on Tuesday reported fiscal fourth-quarter sales that came in below analysts’ estimates for the key holiday quarter, but investors lifted shares as the company issued an upbeat revenue outlook for 2022 despite ongoing supply chain obstacles that roiled retailers and shrunk inventories.

Kohl’s per-share earnings also beat estimates, thanks to the company’s strategy to bring in new customers and sell more goods at full price points. Despite lingering supply chain headwinds and other pressures from inflation and labor costs, CEO Michelle Gass said Kohl’s achieved an operating margin of 8.6% — two years ahead of schedule.

For fiscal 2022, Kohl’s is calling for net sales to rise 2% to 3%. Analysts had been looking for year-over-year growth of 2.2%, according to Refinitiv.

This year the company “will build on our momentum,” Gass said in a statement. She noted Kohl’s plans to lean into its recent partnership with makeup retailer Sephora, in which it plans to open Sephora shop-in-shops at hundreds of Kohl’s stores.

The report comes as Kohl’s faces amplified pressure from activists to consider a sale, while one group is looking to take control of the retailer’s board. Last month, Kohl’s rejected the takeover offers on the table, which it said undervalued the business.

Regarding this, Gass told CNBC that Kohl’s is currently going through a robust process with bankers and other financial advisors to work through any unsolicited bids for the retailer as well as make some proactive outreach.

“We feel very good about the strategic and financial plan ahead of us,” she said in a phone interview.

Here’s how Kohl’s did in its fourth quarter compared with what Wall Street was anticipating, according to a survey of analysts by Refinitiv:

•	Earnings per share: $2.20 adjusted vs. $2.12 expected

•	Revenue: $6.22 billion vs. $6.54 billion expected

Kohl’s net income for the three-month period ended Jan. 29 fell to $299 million, or $2.20 a share, compared with $343 million, or $2.20 per share, a year earlier. Earnings beat analysts’ estimates of $2.12 a share, according to Refinitiv.

Net sales grew to $6.22 billion from $5.88 billion a year earlier. That was light of estimates for $6.54 billion.

Gass told analysts on an earnings conference call that after a stronger start to the quarter, the company experience delayed shipments of inventory due to global supply chain snafus, which hurt Kohl’s ability to meet demand.

She said Kohl’s also saw softer shopper visits to brick-and-mortar stores during January as the Covid omicron variant spread.

Active and beauty lure shoppers

Kohl’s cited particular strength in its activewear business, which it said grew more than 40% in 2021. The retailer sells goods from top brands including Nike and Under Armour, alongside its own private labels for items such as leggings, sports bras and hoodies.

Activewear has been a growing category within the broader apparel space, fueled by more consumers looking for comfort during the pandemic and investing in their workout routines. Kohl’s said it’s in the process of moving its active merchandise to more prominent real estate at the front of all of its stores.

Beauty, meantime, saw a significant boost as shopper visits picked up over the holidays. Roughly 200 stores house Sephora shop-in-shops already, according to Gass. Kohl’s reported a mid-single-digit sales lift at those locations compared with the rest of its chain, she said.

Sephora at Kohl’s is bringing in younger and more diverse shoppers, Gass said, and more than 50% of those customers are adding at least one item from another store category to their purchases. Twenty-five percent of people coming in to see the Sephora shops are totally new to Kohl’s, she added.

Source: Kohl’s

GlobalData Retail managing director Neil Saunders applauded Kohl’s partnership with Sephora, which is making the retailer a more credible beauty destination. However, he said, “it cannot save the rest of the business unless effort is made to create a better all-round experience for shoppers.”

Saunders wrote in a note to clients that he still hopes to see more newness at Kohl’s in the women’s apparel and home categories. Kohl’s must compete with other off-mall retailers including Target or T.J. Maxx, he said.

For fiscal 2022, on top of its sales targets, Kohl’s sees earnings per share in the range of $7.00 to $7.50, excluding items, compared with analysts’ expectations of $6.55 a share.

Kohl’s also announced Tuesday it plans to double its annual dividend and buy back at least $1 billion of its stock this year.

CFO Jill Timm told analysts that the retailer’s outlook assumes the company will strengthen in the coming months, in spite of remaining macro challenges and uncertainties.

Sephora will be a key driver of growth in 2022, Timm said, adding that the back half of the year will be stronger than the first half. Margins will contract slightly at the same time, as Kohl’s faces higher freight costs along with inflation, she said.

The company is set to hold an investor meeting on Monday, where it will offer more guidance around its longer-term financial targets.

Kohl’s shares closed Tuesday up 2.1%, having risen about 15% year to date. The company has a market cap of $7.9 billion.

Find the full earnings press release from Kohl’s here.

Kohl’s eyes strong 2022 profits, turns to failsafe brands

By Deborah Mary Sophia

2 minute read

•	Shares rise 4% pre-market

March 1 (Reuters) - U.S. department store chain Kohl’s Corp (KSS.N) predicted above-expectation 2022 sales and profits on Tuesday on the back of faster shipments and the introduction of customer-favorite brands from Calvin Klein to Tommy Hilfiger.

The results, as well as positive earnings from rival Macy’s Inc (M.N), signal optimism for the sector after a tough 2021 when supply chain logjams and the COVID-19 crisis sapped sales.

Shares of Kohl’s rose 4% in pre-market trading as it also unveiled a $3 billion share buyback and doubled its dividend after surpassing holiday-quarter profit expectations.

The apparel, jewelry and fragrances retailer, which has over 1,100 stores across the U.S., has offered lower promotions and limited some of its weaker private label brands to shield profits from soaring freight expenses.

POPULAR NAMES

It has launched Sephora stores at its outlets and introduced perennially popular brands—also including Cole Haan and Eddie Bauer—to draw in more shoppers.

The moves expanded its gross margin to 33.2% in the quarter from 32% a year earlier.

It expects net sales to increase 2% to 3% in fiscal 2022, while analysts on average expected a rise of 2.2%, according to IBES data from Refinitiv.

The company forecast earnings per share in the range of $7.00 to $7.50 excluding items, compared with analysts’ expectations of $6.55 per share.

But it missed expectations for holiday quarter sales due to product shortages, a resurgence in coronavirus cases and early discounts that encouraged customers to pull forward their Christmas shopping.

Menomonee Falls, Wisconsin-based Kohl’s has also been under growing activist investor pressure to spin off its e-commerce business or consider putting itself up for sale.

Milwaukee Journal Sentinel: Kohl’s reports strong Q4 earnings, doubles quarterly dividend, announces $3 billion share buyback in moves to appease shareholders

Ricardo Torres

March 1st, 2022

Sephora launched it’s partnership on Friday, Aug. 6, 2021 with Kohl’s department store at 2315 N. 124th Street in Brookfield. The beauty and cosmetics store will now be inside Kohl’s department store.

While waging a boardroom battle with activist investors, Kohl’s Corp. said Tuesday that fourth-quarter sales were up between 2% and 3% from the previous year and that it was doubling its quarterly dividend to $2 per share.

Michelle Gass, Kohl’s CEO, said the company delivered record earnings per share.

“Our operating margin of 8.6% exceeded our 2023 goal two years ahead of plan, a direct result of our efforts to restructure the business to be more profitable,” Gass said in a statement.

“We remain extremely confident in the future growth and cash flow generation of our business, and in 2022 will build on our momentum as we further scale key initiatives such as Sephora.”

Tuesday’s report from the Menomonee Falls-based retailer comes as the company is working to fend the latest forays by activist investors.

During 2021, Kohl’s weathered an activist investor effort to take the company in a new direction by increasing the number of board seats from 12 to 15, and allowing two of the three new directors to be nominated by the investor group.

But dark clouds have emerged again above the company, and Kohl’s is considering its options.

Gass: ‘A lot of value in our company’

“What the activists see and what we see is a lot of value in our company,” Gass said in an interview with the Milwaukee Journal Sentinel.

Kohl’s has retained Goldman Sachs to engage with bidders “and have even done proactive outreach just to make sure that we’re exploring all options,” Gass said.

The company also announced the board of directors approved a plan to buy back $3 billion worth of company stock, with the first $1 billion to be purchased this year.

“The board and the management team have the best interests of the company at heart, and we need to make sure we do the right thing for the long term,” Gass said.

“We have a strong strategic plan ahead of us. We expect that’s going to deliver us a lot of value, but we have responsibility to make sure we’re being thorough in the process that we were just discussing.”

Aside from activist investors pushing for changes, Kohl’s also had to manage supply chain shortages during its busiest time of year and the rise in the omicron variant causing fewer people to shop in-person in January.

“Our ability to navigate these challenges and still report strong earnings is a testament to how we’ve fundamentally restructured our business to be more profitable with an assortment that has a higher margin profile and an expense structure that is more efficient,” Gass said during a call with Wall Street analysts.

Sephora called ‘a game changer’

One of the major drivers for the quarterly earnings has been Kohl’s partnership with Sephora beauty shops and the opening of 200 Sephora stores within existing Kohl’s stores late last year.

Kohl’s officials said on the quarterly earnings call that Sephora brought a “mid single digit lift” of traffic to the stores compared to Kohl’s stores without Sephora.

Company officials added Sephora is bringing in a younger and more diverse customer base.

With 400 Koh’s stores adding Sephora this year, Kohl’s officials expect the partnership to be a major driver of customer traffic and profit growth in 2022.

“We are positioned for growth,” Gass said. “We have initiatives today that we never had starting with Sephora. That is a game changer for the company.”

Kohl’s has been sparing with activist investors, particularly New York City- based Macellum Capital Management, which is planning to nominate 10 board members to the Kohl’s board.

Kohl’s has been fighting off activist investors for months, including adopting a shareholder rights plan often referred to as a “poison pill,” allowing shareholders with 10% or more of company stock to purchase additional shares at a 50% discount.

In January, activist hedge fund Starboard Value LP offered to buy Kohl’s for $9 billion, but the company rejected the offer, saying it was too low.

Kohl’s has yet to set a date for its shareholder’s meeting to vote on the the board members, but Macellum has been making its pitch to shareholders saying the board needs to be “refreshed.”

Macellum not impressed by results

Jonathan Duskin, head of Macellum, was not impressed with the latest quarterly results.

“After an initial review, we believe these disappointing results validate why Kohl’s should engage with us to meaningfully refresh the Board and evaluate credible sale offers,” Duskin said in a statement. “The revenue miss, in particular, underscores that the company’s latest ’strategy’ is not working. Kohl’s will be one of the few retailers that failed to grow sales vs. 2019 pre-pandemic levels, while peers like Macy’s and Dillard’s are experiencing significant sales growth vs. 2019.”

Duskin was also concerned with capital expenditures increasing roughly 40% in the coming year.

“After decades of not being able to create shareholder value while spending billions, the company now plans to accelerate capital expenditures rather than focus on the core issues related to its assortment and value proposition,” Duskin said. “Even if every Kohl’s store had a Sephora during the fourth quarter, and those shops fueled a mid-single-digit lift as the company disclosed last quarter, overall sales would have been flat vs. 2019 and still trailed Macy’s Dillard’s and the vast majority of peers.”

Kohl’s is expecting to invest roughly $850 million in its stores, particularly with Sephora coming aboard, which is driving up the costs of the capital expenditures, Gass said.

Inflation and supply chain issues

With inflation at the highest level in decades, Gass said Kohl’s is uniquely positioned to handle that burden with its loyalty program, Kohl’s Cash and a broad brand portfolio.

“Inflation and the uncertainty in the world is putting a lot of pressure on the consumer,” Gass said. “We do have a pricing model that we’ve invested in to make sure that we can price competitively.”

Supply chain delays will likely continue to be an issue companies will have to manage, and Kohl’s saw it impact sales.

During November and December, Kohl’s saw its aggregate inventory down 40%. However the company looks at details such as its sales for active apparel and products up more than 20% despite its inventory being down 10%.

“As we get our inventory levels up, the sales will follow,” Gass said. “Inventory is up (this year) versus the prior year and that’s going to be important for us to achieve our sales plan in the year ahead.”

Gass said Kohl’s is being more aggressive in purchasing products and adding additional time to account for any further supply chain issues.

“We’ve also invested in some new technology and tools to get much more detailed on inventory flows to ensure that they’re coming into the expected time frame,” Gass said.

The company is also looking at different sourcing strategy for its products and possibly moving some production to Central and or South America to achieve flexibility.

In early afternoon trading, Kohl’s stock was up slightly at nearly $56, or 0.7%.

Exclusive: Kohl’s CEO Gass expands on limited comments to analysts about activist shareholder criticisms

By Rich Kirchen

Senior Reporter, Milwaukee Business Journal

Mar 1, 2022

After issuing its fiscal fourth-quarter earnings report early Tuesday, Kohl’s Corp. CEO Michelle Gass told analysts a shareholder activist’s criticisms leveled against the retailer’s board were “uninformed and inaccurate.” She expanded on the statements in an interview with the Milwaukee Business Journal.

The company’s chief critic and shareholder activist Jon Duskin of Macellum Advisors issued his own statement Tuesday expressing disappointment with the company’s fiscal fourth-quarter financials. Duskin reiterated his position that the current strategy for Kohl’s is not creating shareholder value.

At end of her prepared remarks during the Kohl’s analyst call Tuesday, Gass addressed comments on the company board’s “openness to maximizing value.” Before the question-and-answer segment started, she said the company would have no further comments on the topic.

Kohl’s (NYSE: KSS) has contended with challenges from Duskin and some other shareholders for over a year and on Feb. 10, Macellum Advisors nominated its own slate of 10 candidate for shareholders to consider at the retailer’s May annual meeting. Macellum’s criticism reached a crescendo after the Kohl’s board announced Feb. 4 it rejected an unsolicited takeover bid for $64 per share and hired Goldman Sachs to review of any expressions of interest in Kohl’s.

Kohl’s stock closed at $56.80 per share Tuesday, up $1.18 for the day.

Here are highlights of the Business Journal interview with Gass, followed by Duskin’s statement.

You addressed the shareholder activism and made a statement during the analyst call. I’m wondering why you decided not to take any questions on that issue today.

“First off, we have strong conviction on our strategic and financial plan ahead and fully expect that’s going to deliver a lot of value to shareholders. But it is the fiduciary responsibility of the board, as new paths emerge, to assess those. And so, we have been testing and assessing those opportunities against our core strategic plan. It is why we rejected the bid at $64, as we shared publicly.

“We see a lot of value in our company. But we are going through a rigorous process. We are engaging with the unsolicited bidders. We’ve also done proactive outreach to be very thorough. A lot of detail will be shared around that when we file our proxy (later this month).

“Let me just reassure you that our board is deeply committed to make sure that we’re going to return the most value to our shareholders and will take the best path forward.”

The announcement today about more stock buybacks and increasing the dividend, I imagine, was one way of addressing that?

“Kohl’s has always had a great history of returning capital to shareholders. We returned $1.5 billion last year (in stock buybacks). We were operating under a $2 billion share authorization. Our company is healthy, and we generate a lot of cash. And we want to make sure that we can reward our shareholders. That also includes doubling the dividend, which will also be exceptionally well received by our shareholders.”

Macellum Advisors’ proxy showed you taking phone calls and meetings with Macellum. How much of a distraction has this been?

“I’d say our management team and our board are focused on driving the business. So, rest assured that’s what we’ll focus on. And I think a testament to that is the results that we just posted, delivering record earnings per share and a very ambitious guide for the year ahead. And then we’ll be sharing our entire plan next week at our investor day (March 7) on how we will grow this business and how we will grow it profitably.”

Duskin, via email, said the Kohl’s fourth-quarter and year-end results demonstrate why the retailer “should engage with us to meaningfully refresh the board and evaluate credible sale offers.”

Fourth-quarter revenue fell short of analyst estimates as Kohl’s executives said the company was hurt by significant supply chain-related inventory shortages during the holiday shopping season.

“The revenue miss, in particular, underscores that the company’s latest ’strategy’ is not working,” Duskin said. “Kohl’s will be one of the few retailers that failed to grow sales vs. 2019 pre-pandemic levels, while peers like Macy’s and Dillard’s are experiencing significant sales growth vs. 2019.”

Duskin said he is most concerned that Kohl’s announced plans to increase capital expenditures. The retailer said it will spend $850 million this year to add Sephora shops at more Kohl’s stores and perform “store refresh activity.”

“After decades of not being able to create shareholder value while spending billions, the company now plans to accelerate capital expenditures rather than focus on the core issues related to its assortment and value proposition,” Duskin said. “Even if every Kohl’s store had a Sephora during the fourth quarter, and those shops fueled a mid-single-digit (percentage sales) lift as the company disclosed last quarter, overall sales would have been flat vs. 2019 and still trailed Macy’s Dillard’s and the vast majority of peers.”

By Rich Kirchen

Senior Reporter, Milwaukee Business Journal

Mar 1, 2022

Kohl’s reports fiscal Q4 profit that beats analysts’ expectations

•	ASSOCIATED PRESS

•	Mar 1, 2022

ASSOCIATED PRESS

MENOMONEE FALLS — Kohl’s Corp. on Tuesday reported a fiscal fourth-quarter profit of $299 million, beating analysts’ expectations.

The Menomonee Falls-based retailer said it had net income of $2.20 per share.

The results beat Wall Street expectations. The average estimate of seven analysts surveyed by Zacks Investment Research was for earnings of $2.10 per share.

The department store operator posted revenue of $6.5 billion in the period, missing Street forecasts. Four analysts surveyed by Zacks expected $6.78 billion.

For the year, the company reported net income of $938 million, or $6.32 per share, swinging to a profit in the period. Revenue was reported as $19.43 billion.

Kohl’s expects full-year earnings in the range of $7 to $7.50 per share.

Kohl’s Rises on Strong Outlook as Management Touts Momentum

Jordyn Holman, Bloomberg News

A car drives past a Kohl’s Corp. store in Concord, California, U.S. , Bloomberg

(Bloomberg) — Kohl’s Corp. posted weaker-than-expected sales in its fiscal fourth quarter but gave an outlook that was rosier than expected. Shares rose.

•

The retailer expects full-year earnings per share to be in the range of $7 to $7.50, higher than the estimate of $6.54 compiled by Bloomberg. Kohl’s sees net sales increasing 2% to 3% in fiscal 2023 from the prior year, and operating margin in the range of 7.2% to 7.5%.

•

Net sales of $6.22 billion in the quarter ended Jan. 29 came in lower than the $6.53 billion average estimate from analysts. The closely watched gauge of gross margin was 33.2%, higher than the estimate of 32.1%.

•	See more details.

Key Insights

•

“We remain extremely confident in the future growth and cash-flow generation of our business, and in 2022 will build on our momentum as we further scale key initiatives such as Sephora,” Kohl’s Chief Executive Officer Michelle Gass said in a statement Tuesday.

•

Investors will be watching to see how activist investor Macellum Capital Management reacts to the results. Last month, Macellum sought to take control of Kohl’s board. Kohl’s has recently rejected two takeover proposals from Sycamore Partners and a suitor backed by hedge fund Starboard Value LP. Kohl’s has called Macellum’s efforts “unjustified and counterproductive.”

•

Kohl’s has been opening more Sephora shop-in-shops in its stores. Last month, the retailer said it added 400 new units, bringing the total to 600, and said it’s on track to have 850 total shops open by the end of next year.

•

Kohl’s will host an investor day March 7 at which management will provide an update on its strategy and key initiatives. Investors will be keen to hear what executives have to share on the call at 9 a.m. this morning.

Market Reaction

•	The shares rose as much as 6.1% in early trading on Tuesday. The stock has risen 13% this year through Monday’s close.

Get More

•	See Kohl’s estimates.

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Kohl’s adding 400 Sephora shops in 2022

Kohl’s aims to add Sephora shops at 850 stores by 2023

By Daniella Genovese FOXBusiness

Here are your FOX Business headlines.

Hundreds of Kohl’s locations nationwide will be outfitted with a Sephora shop in 2022 as part of the ongoing partnership between the department store and cosmetics retailer.

On Tuesday, Kohl’s revealed a list of 400 additional stores in 36 states, from Alaska to Maine, that will have a Sephora at Kohl’s shop.

The move brings the total number of Sephora at Kohl’s locations to 600, which “puts the partnership on track to meet its 850 store goal by 2023,” Kohl’s announced Tuesday.

Sephora’s online beauty experience already launched on Kohls.com last fall.

Sephora at Kohl’s. (Image courtesy of Kohl’s. / Fox News)

The two companies joined forces in 2020 after Sephora, a division of LVMH Moët Hennessy Louis Vuitton SE, ended its 14-year exclusive relationship with beleaguered retailer J.C. Penney. The move was seen as a way to help both companies adapt to the pandemic, which drastically altered the retail environment.

SEPHORA TO SET UP SHOP INSIDE KOHL’S

According to Kohl’s, the partnership is already driving sales and luring in a younger and more diverse customer base.

Ticker	Security	Last	Change	Change %
KSS	KOHL’S CORP.	61.42	+7.60	+14.12%

“As a partnership designed to drive joint success, overhaul Kohl’s beauty business, excite existing customers and bring new customers into Kohl’s, early indications show that Sephora at Kohl’s is succeeding on these fronts,” Kohl’s said Tuesday.

Following its reported success, Sephora at Kohl’s shops will also be adding six new brands to its product offerings starting this spring. This includes Murad, Clarins, Jack Black, Living Proof, Versace and Voluspa.

The 2,500-square foot Sephora shops are “positioned prominently at the front” of each store and are staffed with people trained by Sephora.

The Associated Press contributed to this report.

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